NEWS RELEASE

FOR IMMEDIATE RELEASE

NATIONWIDE ENERGY PORTAL INC.
COMPLETES REVERSE MERGER
OF PLURIS ENERGY GROUP INC.

Houston, Texas – October 19, 2009 – Pluris Energy Group Inc. (OTC Bulletin Board: PEYG) (“Pluris” or “the Company”) is pleased to announce that the Company has completed the reverse merger (the “Closing”) with Nationwide Energy Portal Inc. (“NEP”) as reported in its news release dated September 8, 2009.

As a result of the Closing, NEP has become a 100% wholly owned operating subsidiary of Pluris. NEP management has taken over majority control of the Company and day-to-day operations. NEP management are assuming control of the Board of Directors of the Company with new Board appointments. All current Pluris officers, directors and management have resigned from the Company effective October 15, 2009. Former Chairman & CEO of the Company, Sacha H. Spindler, will remain with the Company as a senior board advisor and as the Company’s senior management consultant.

NEP is a Houston, Texas-based developer and provider of a software based energy portal, which is a proprietary, one of kind, fully automated real time business sourcing, information gathering and forecasting system that caters to Retail Electric Providers (REP’s), energy brokers, and their agents, providing a web based portal application that stores and manages data for the purpose of selling commercial electricity contracts in deregulated electric energy markets. Nationwide’s energy portal also compiles, manages and distributes in real-time, current electricity rates from REP’s and estimates future wholesale and retail electricity rates as well as forecasting load based on historical data.

In the coming weeks, the Company anticipates the announcement of several incoming senior officers and Board of Director appointments along with other material developments.

Company Contact

Innova Capital Group Inc.
Eunho Lee, Associate Partner, Business Development
Phone: 281 661 6688

Forward Looking Statements
This news release contains “forward-looking statements”. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.

It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the failure of Nationwide management to fulfill the objectives set forth by the newly appointed Board of Directors of Nationwide; (ii) Nationwide’s ability to fulfill its business development objectives; (iii) Nationwide’s ability to create and maintain market share in its sector significant enough to generate positive earnings growth for the Company; (iv) Nationwide’s ability to raise debt or equity financing for operations, inability to maintain qualified employees or consultants, and the likelihood that no commercial quantities of oil and gas or new energy sources are found or recoverable. For more risk factors about our company, readers should refer to risk disclosure in our recent forms 10-KSB and 10-QSB filed with the SEC on Edgar.